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Fathom Drones Inc.

Fathom builds the first affordable consumer drone with built-in WiFi and a 1080p camera for underwater adventures.

Fathom is selling $1M of Common Stock, mostly to produce inventory for pre-ordered drones.

Invest

The minimum investment is $49.50.

Fathom's history of success

Quick facts

- Techstars company
- Over $320,000 raised to date

Spring 2016

Fathom is founded.

Summer 2016

Success on Kickstarter

656 people backed our project and pre-ordered over 400 drones for a total of $197,943

Summer 2017

Techstars Mobility Program in Detroit, MI

We joined the prestigous Techstars incubator. At Techstars, we received world class mentorship, coaching, and networking support.

Techstars also made a $120,000 capital investment, really validating our idea.

Winter 2017

Netcapital raise

We're currently raising $1M on Netcapital.

External validation

✔ Notable press coverage

We've had a slew of positive press coverage over the past two years. If you want an independent perspective on Fathom, follow the links below:

USA TODAY   DIGITAL TRENDS

> "Fathom was an excellent addition to the Techstars Portfolio. We look for companies that push the boundaries of current technology and create ways to capture the imagination. Fathom's underwater drone does just that."
>
> , Techstars CEO and Angel Investor

Meet the team

Fathom consists of 5 members. Our technical backgrounds range from mechanical, to electrical, to software engineering. We have entrepreneurial experience through the Yale Entrepreneurial Institute, the Hope College Entrepreneurial Institute, and the Emerge Xcelerate program.

Most importantly, we're friends. We've known each other for 4 years and have been working together for the past 2 and a half, with equity split equally between the three cofounders.



Fathom's co-founders; from left: Matt Gira, John Boss, and Danny Vessells.

, CEO
Matt has a degree in chemistry, and has extensive business knowledge through his involvement with the Yale Entrepreneurial Institute and working on startup companies since 2013. Matt sets the strategic direction of Fathom, develops business partnerships, and manages operations.

, Technology
John has a degree in biomechanical engineering and is our lead engineer. He took the Fathom One from a sketch on a sticky note to reality. John is an avid scuba diver and outdoor enthusiast which means he really understands our consumers' needs.

, Marketing
Danny is an avid adventurer and the originator of the idea for Fathom. He holds a degree in chemical engineering and now runs marketing for Fathom.

Netcapital industry snapshot: Drones

Last year, global drone sales revenue grew 36 percent to $4.5 billion, according to research firm Gartner.

The Consumer Technology Association, says that in the U.S. alone, people bought 2.4 million drones in 2016.

Tech specs

- Functioning product prototype
- Patent pending technology

The world's smallest underwater drone is ready to go with you. With a patent pending modular thruster system, Fathom One is the only underwater drone built to travel and explore the underwater world.


Watch the video

Quinn reviews a prototype of the Fathom One drone.

Record HD 1080p videos while you dive. Download and share them later. The Fathom One saves files on board so you don't have to.

Swim at up to 3 knots. Connect the Fathom Tether for realtime video and control. Use it as a safety line for a confident dive.

Safely dive down up to 150 feet with live pitch feedback, depth measurement, compass direction, and an automated return-to-surface mode.

For complete details on the drone, read more on our website at fathomdrone.com.

How your investment helps Fathom grow

- Pre-ordered products mean proven product-market fit.

The purpose of this offering of common stock is to finance the production and shipping of the first units of the Fathom One. Roughly, we'll allocate the funds raised as follows:

Inventory (47%)
We need funds to build over 400 pre-ordered drones!

Working capital (40%)
Rent, keeping the lights on, etc.

Salaries (13%)
Fathom is 4 full-time and one-part time employee.

Terms

This is an offering of Common Stock, under registration exemption 4(a)(6), in Fathom Drones Inc.

$49.50	×	102,467	=	$5,072,117
Share price		Shares		Valuation

Fathom's valuation and share price are derived from the valuation cap of the convertible note under which Techstars, a leading incubator and venture firm, invested in the company in July 2017.

This offering must raise at least $10,000 by April 2, 2018 at 4:00pm EDT. If this offering doesn't reach that target, then your investment will be fully refunded. Fathom may issue securities to raise up to $1,069,992, the offering's maximum.

$9,356 raised

$10,000 minimum

Venture investors

✔ Notable institutional investors

These venture investors made capital investments in Fathom prior to the current public offering of shares on Netcapital:

July 2016	Emerge West Michigan Inc.	$20,000
July 2017	Techstars	$120,000

• • •

Invest

The minimum investment is $49.50.

Financials

✔ Financials reviewed by an independent accountant

These financial statements have been reviewed and verified by Fruci & Associates II, PLLC, an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

SEC filings

✔ 140 point Netcapital compliance review completed

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 25, 2017
- Form C/A on September 26, 2017
- Form C/A on January 2, 2018

Discussion

✔ Fathom usually responds to comments within a day

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.